Exhibit 3.31

AMENDED AND RESTATED OPERATING AGREEMENT

OF

NP IP HOLDINGS LLC

This Amended and Restated Operating Agreement (together with the schedules attached hereto, as amended, modified or supplemented from time to time, this “Agreement”) of NP IP Holdings LLC, a Nevada limited liability company (the “Company”), is entered into as of June 16, 2011 (the “Effective Date”) by Station Casinos LLC, a Nevada limited liability company (the “New Propco Member”), Deutsche Bank AG Cayman Islands Branch (the “Opco Agent Member”) and Deutsche Bank AG Cayman Islands Branch (the “Propco Agent Member” and together with New Propco Member and Opco Agent Member, the “Members”) as all of the members of the Company. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Members desire to set forth their agreement as to the relationships between the Company and the Members, and among the Members themselves, and to set forth and adopt this Agreement of the Company to provide for the conduct of the Company’s business and affairs on and after the Effective Date, and, by execution of this Agreement in accordance with Chapter 86 of the NRS (the “Act”), hereby agree as follows:

Section 1.              Name.

The name of the Company is “NP IP Holdings LLC”.

Section 2.              Principal Business Office.

The principal office of the Company in the United States shall be at such place as the New Propco Member may designate from time to time, which need not be in the State of Nevada, and the Company shall maintain records there or such other place as the New Propco Member shall designate. The Company may have such other offices as the New Propco Member may designate. The Company shall continuously maintain in the State of Nevada a Records Office. As of the Effective Date, the Records Office is 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135. The Records Office may be changed to another location within the State of Nevada as the New Propco Member may from time to time determine.

Section 3.              Registered Office.

The Company shall have as its registered office in the State of Nevada the street address of its registered agent.

Section 4.              Registered Agent.

The registered agent for the Company shall be the registered agent designated in the Articles, or such other registered agent as the New Propco Member may designate from time to time.

Section 5.              Members.

(a)           The mailing address of each Member is set forth on Schedule B attached hereto. Each Member is hereby admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b)           Subject to Section 9(f), the Members may act by written consent.

(c)           Each of the Special Members shall be a Member of the Company that has a ten percent Voting Percentage in the Company and all voting rights associated therewith. Each Special Member shall be a Member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets (and no Special Member shall be treated as a partner in the Company for federal or state law income tax purposes). Pursuant to NRS 86.293, the Special Members shall be noneconomic members (as defined in NRS 86.095) and shall not be required to make any capital contributions to the Company. A Special Member, in its capacity as Special Member, may not bind the Company, grant any rights or licenses with respect to the Licensed IP or other assets of the Company or terminate any license granted by the Company.

Section 6.              Certificates.

Kate Cregor has executed, delivered and filed the Articles of the Company with the Secretary of State of the State of Nevada as an “organizer.” Upon the filing of the Articles with the Secretary of State of the State of Nevada, her powers as an “organizer” or “authorized person” ceased, and the New Propco Member thereupon became the designated “authorized person” and shall continue as the “authorized person” of the Company for purposes of acting on behalf of, or executing, delivering and filing documents for, the Company. The New Propco Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until the filing of articles of dissolution with the Secretary of State of the State of Nevada, or as otherwise as provided in the Act.

Section 7.              Purposes. (a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)            acquire, own and hold the Licensed IP;

(ii)           license, assign or transfer the Licensed IP (in each case, subject to the New Propco License Agreement and/or the New Opco License Agreements, as applicable, and as otherwise provided herein) and otherwise enter into and perform its obligations under the New Propco License Agreement and/or the New Opco License Agreements, as applicable;

(iii)          subject to the terms of the New Propco License Agreement or the New Opco License Agreements, as applicable, to enter into any successor license agreements with any Person which succeeds to substantially all of the assets and liabilities of New Propco or New Opco, as the case may be, in compliance with the terms of the Basic Documents and otherwise on substantially identical terms to those of the New Propco License Agreement and/or the New Opco License Agreements, as applicable;

(iv)          register, protect, enforce, police and maintain the Licensed IP, including, without limitation, initiating, prosecuting, defending and settling legal and other proceedings to protect the Licensed IP (provided that the New Propco Member will bear all associated litigation expenses and that any counsel retained to represent the Company will not look to the Company for payment of its fees or costs, and further it being agreed that the Company has the right to request or engage the New Propco Member to protect and enforce the Licensed IP so long as the New Propco Member does not become a creditor of the Company), and abandon or otherwise divest itself of Licensed IP no longer utilized by the Company, its Members or licensees (provided that such action complies with Section 9(f)(iv));

(v)           to own equity interests in other limited liability companies or partnerships whose purposes are restricted to those set forth in clauses (i) through (iv) above; provided, however, that the organizational documents of such other limited liability companies or partnerships are on substantially the same terms as this Agreement; and

(vi)          to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Nevada that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of management, servicing and administration agreements).

(b)           Notwithstanding anything contained in this Agreement to the contrary, the Company shall not grant any liens on, or security interests in, any of its assets.

Section 8.              Powers.

Subject to Section 9(f), the Company, the New Propco Member and the Officers of the Company, (i) shall have and exercise, for and on behalf of the Company, all powers necessary, convenient or incidental to accomplish the purposes of the Company as set forth in Section 7 and (ii) shall have and exercise, for and on behalf of the Company, all of the powers and rights conferred upon limited liability companies formed pursuant to the Act (including, without limitation, the right to exercise, seek, recover and receive any and all rights, claims, causes of action and remedies available to the Company in respect of any breach of the New Propco License Agreement and/or the New Opco License Agreements).

Section 9.              Management.

(a)           Generally. The business and affairs of the Company shall be managed by the New Propco Member (who shall have exclusive authority and control over the day-to-day operations and entire business of the Company, and who shall make all decisions required to be taken under this Agreement, except for those limited actions specified in Section 9(f) below); provided, however, that the unanimous consent of all the Members shall be required for the Company to take any of the actions specified in Section 9(f) below.

(b)           Powers of the New Propco Member. Except as otherwise specifically provided herein (including, without limitation, Section 9(f)), the New Propco Member shall have all authority, rights and powers to direct and control the management of the Company business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement. In furtherance of and not in limitation of the foregoing, without any notice to, or the consent of, the Opco Agent Member and/or the Propco Agent Member, the New Propco Member shall have the full and exclusive right to manage and control (or appoint third-party agents to manage and control) the business and affairs of the Company and to make all decisions regarding the business of the Company (including, without limitation, the right to exercise, seek, recover and receive any and all rights, claims, causes of action and remedies available to the Company in respect of any breach of the New Propco License Agreement and/or the New Opco License Agreement), except for those limited actions specified in Section 9(f) below which shall require the unanimous consent of all the Members. Without any notice to, or the consent of, the Opco Agent Member and/or the Propco Agent Member, the New Propco Member shall have and may exercise on behalf of the Company all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Company, including, without limitation, the right, power, authority and authorization to take any or all of the following actions on behalf of the Company, except for those limited actions specified in Section 9(f) below:

(i)            to take reasonable actions to protect and preserve the assets of the Company;

(ii)           to exercise day-to-day control of the operations of the Company or to delegate such responsibilities to Officers or to any management company responsible for managing the operations of the Company in accordance with the terms of this Agreement; and

(iii)          to cause the New Propco License Agreement and/or the New Opco License Agreements to be executed and delivered on behalf of the Company, and to cause the Company to perform its obligations thereunder.

At any and all times when the Articles provide that the Company is to be managed by one or more managers, the New Propco Member shall have all rights and powers of a “manager” (as defined in the Act).

(c)           Intentionally Omitted.

(d)           Right to Rely on the New Propco Member. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the New Propco Member as to:

(i)            the identity of any Member;

(ii)           the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Members hereunder or which are in any other manner germane to the affairs of the Company;

(iii)          the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company; or

(iv)          any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member, except for those actions specified in Section 9(f) above which shall require the certificate to be also signed by all the Members.

(e)           Expense Reimbursements. None of the Members shall be entitled to reimbursement for any expenses. However, the New Propco Member agrees, by its signature on the signature page of this Agreement, that the New Propco Member or its designee shall pay for all expenses associated with or related to (i) the formation of the Company, (ii) the permitted activities of the Members (in their respective capacities as such), and (iii) the maintenance in good standing of the Company, including without limitation all attorneys’ fees, accountants’ fees, costs, government filing fees, preparation of tax returns, if necessary, and similar expenses and such expenses shall be allocated by the New Propco Member among New Propco, New Opco and their respective subsidiaries in accordance with cost allocations agreed to by the New Propco and New Opco.

(f)            Limitations on the Company’s Activities. Notwithstanding anything herein or in the Basic Documents to the contrary, any and all actions by or on behalf of the Company, any of the Members, any Officer or any other Person are subject to the limitations set forth in this Section 9(f).

(i)            This Section 9(f) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)           The New Propco Member shall not amend, alter, change or repeal Sections 1, 5(c), 7, 8, 9, 10, 14, 16, 19, 20, 21, 22, 23, 24, 28 or 29 or Schedule A of this Agreement without the unanimous written consent of all the Members.

(iii)          Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, any of the Members, any Officer or any other Person, neither any of the Members nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of all the Members, to take any Material Action.

(iv)          The New Propco Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and shall use its best efforts to cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its other rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the New Propco Member shall determine that the preservation thereof (x) is no longer desirable for the conduct of its business, at the discretion of the New Propco Member and that the loss thereof is not disadvantageous in any respect to the Company or (y) will not have a material adverse effect on the New Propco License Agreement and/or the New Opco License Agreements. The New Propco Member also shall cause the Company to:

(A)        maintain its own separate books and records and bank accounts and maintain same in a manner so that it will not be materially difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Company;

(B)        at all times hold itself out to the public and all other Persons as a legal entity separate and distinct from any of the Members and any other Person;

(C)        file any tax returns which the Company may be required by applicable law to file, separate from those of any other Person, and pay any taxes required to be paid under applicable law, in each case solely to the extent that the Company is not treated as a disregarded entity for federal, state or local income tax purposes;

(D)        not take any action, file any tax return or make any election inconsistent with the treatment of the Company, for purposes of federal taxes and, to the extent consistent with applicable law, state and local income and other tax purposes, as a disregarded entity that is not separate from the Members, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for federal income tax purposes;

(E)        not commingle its assets with assets of any other Person;

(F)        conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(G)        pay its own liabilities, losses or expenses only out of its own funds;

(H)       maintain an arm’s length relationship with its Affiliates and any of the Members except as may be set forth in this Agreement, the New Opco License Agreements, the New Propco License Agreement or any other agreement approved by all of the Members;

(I)         pay the salaries of its own employees, if any;

(J)         not hold out its credit or assets as being available to satisfy the debts or obligations of others;

(K)       allocate fairly and reasonably any overhead for shared office space;

(L)        use separate stationery, business cards, purchase orders, invoices and checks bearing its own name to the extent it will use such items;

(M)       not pledge its assets or secure its liabilities to secure the obligations of any other Person;

(N)        correct any misunderstanding known to the New Propco Member regarding the Company’s separate identity;

(O)        maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(P)        not acquire any securities of any of the Members;

(Q)        cause the Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company;

(R)        maintain separate annual financial statements prepared in accordance with generally accepted accounting principles, consistently applied, showing its assets and liabilities separate and distinct from those of any other Person or entity;

(S)        pay or bear the cost of the preparation of its financial statements;

(T)        to the extent that Company and any of its Affiliates share the same officers and other employees, allocate fairly, appropriately and nonarbitrarily any salaries and expenses to the extent actually incurred by such parties related to providing benefits to such officers and other employees between or among such entities, with the result that each such entity will bear its fair share of the salary and benefit costs associated with all such common or shared officers or other employees;

(U)        to the extent that Company and any of its Affiliates jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and nonarbitrarily any costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(V)        to the extent Company contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of its Affiliates, allocate fairly, appropriately and nonarbitrarily any costs incurred in so doing to the entity for whose benefit such goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(W)       not identify itself as a division or department of any other entity;

(X)        instruct representatives, employees and agents of Company, if any, to hold themselves out to third parties as being representatives, employees or agents, as the case may be, of Company; and

(Y)        hold all of its assets in its own name.

(v)           Without the prior written consent of all Members, the New Propco Member shall not cause or permit the Company to:

(A)          guarantee or assume any obligation of any Person (excluding the endorsement of checks in the ordinary course), including any Affiliate;

(B)          engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Basic Documents or this Section 9(f);

(C)          incur, create or assume any indebtedness;

(D)          make grant liens on, or security interests in, any assets of the Company;

(E)           make or permit to remain outstanding any loan or advance to, or own or acquire any stock, indebtedness or securities of, any Person;

(F)           to the fullest extent permitted by law, engage in any action described in the definition of Material Action; or

(G)          form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

(vi)          Failure of the Company or the New Propco Member, on behalf of the Company, to comply with any of the foregoing covenants or any other covenant contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of any of the Members.

(g)           Standard of Care.

(i)            Notwithstanding anything to the contrary set forth in this Agreement or under applicable law, neither the New Propco Member nor any Officer shall be liable to the Company, any Member, or any other Person for any action taken on behalf of the Company, except for such actions that have been finally determined by a court of competent jurisdiction to constitute a breach of this Agreement, gross negligence, fraud or willful misconduct. To the extent the Manager or an officer of the Company has any liabilities or duties at law or in equity, including fiduciary duties or other standards of care, more expansive than those set forth in this Section 9(g)(i), such liabilities and duties are hereby modified to the extent permitted under the Act to those set forth in the first sentence of this Section 9(g)(i).

(ii)           The parties acknowledge that each Special Member, when voting on any matter requiring its consent under this Section 9, under Section 29 below or otherwise under this Agreement, to the fullest extent permitted by law: (i) shall be released from and held harmless against any fiduciary duty or duty of loyalty to each other or to the New Propco Member in connection therewith; (ii) may cast its vote as it in its sole discretion determines will best preserve and protect the Company’s ability to function as a company which is independent of, and would not be substantively consolidated with, the New Propco Member in the event that the latter became subject to a proceeding in Bankruptcy; and (iii) shall be fully protected from, and held harmless by the New Propco Member against, any liability to the other Members for any actions it takes in good faith in reliance on the provisions of this Agreement.

Section 10.            Automatic Resignation.

Upon the occurrence of a Fundamental Event with respect to the Opco Agent Member, the Opco Agent Member shall immediately cease to be a Member of the Company and its Voting Percentage shall be reduced to zero and the New Propco Member’s Voting Percentage shall be automatically increased by the Voting Percentage of the Opco Agent Member immediately prior thereto. Upon the occurrence of a Fundamental Event with respect to the Propco Agent Member, the Propco Agent Member shall immediately cease to be a Member of the Company and its Voting Percentage shall be reduced to zero and the New Propco Member’s Voting Percentage shall be automatically increased by the Voting Percentage of the Propco Agent Member prior thereto.

Section 11.            Officers.

The Officers of the Company shall be designated by the New Propco Member from time to time and shall perform such duties and have such offices as may be designated by the New Propco Member. Any number of offices may be held by the same person. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by the New Propco Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(f), the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 12.            Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 13.            Capital Contributions.

SCI, on behalf of the New Propco Member and in accordance with the Asset Purchase Agreement, has contributed to the Company the Licensed IP as a capital contribution pursuant to the Intellectual Property Transfer Agreements, which capital contribution shall be for the account of the New Propco Member. Neither the Opco Agent Member nor the Propco Agent Member shall be required or permitted to make any capital contributions to the Company.

Section 14.            Additional Contributions.

The Special Members shall not be permitted to make capital contributions to the Company and the New Propco Member shall not be required to make any additional capital contribution to the Company. The provisions of this Agreement, including this Section 14, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.            Allocation of Profits and Losses.

The Company’s profits and losses for any period shall be allocated 100% to the New Propco Member. It is intended that the Company be disregarded as an entity separate from the New Propco Member for federal and all relevant state and local income tax purposes as provided for by Treasury Regulations Section 301.7701-3 and comparable provisions of applicable state tax law.

Section 16.            Distributions.

Distributions shall be made at the times and in the aggregate amounts determined by the New Propco Member. All such distributions shall be made to the New Propco Member and the

Special Members shall not have any right to any such distribution under this Agreement; provided, however, that the Company shall not be allowed to distribute in kind any of the Licensed IP or any of its rights under the Basic Documents, the New Opco License Agreements or the New Propco License Agreement. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be permitted to make a distribution to the Members on account of their interest in the Company if such distribution would violate NRS 86.343 or any other applicable law.

Section 17.            Books and Records.

The New Propco Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the New Propco Member. Each Member and New Opco and their respective duly authorized representatives shall, upon written demand, have the right upon reasonable notice to have access to the books, records and documents of the Company during normal business hours; provided, however, that the foregoing shall not require the Company (i) to disclose any information of the Company if the disclosure of such information could reasonably be expected to, based on advice of outside counsel, adversely affect the Company’s attorney-client privilege, or (ii) to disclose any material trade secrets or the like. Any request made pursuant to this Section 17 shall (a) be in writing, (b) be made in good faith, and (c) describe with reasonable particularity the records or information desired and the purpose therefor. In connection with and as a condition to any such inspection, such inspecting Person shall enter into a confidentiality agreement with such Company in substantially the form attached hereto as Schedule D. The Company’s books of account shall be kept using the method of accounting determined by the New Propco Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the New Propco Member.

Section 18.            Other Business.

The Members and any Affiliate of the Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 19.            Assignments; Transfers.

Prior to a Fundamental Event, no Member shall assign in whole or in part its Membership Interest; provided that (i) the Opco Agent Member may assign all, and not less than all, of its Membership Interest to a successor designee which is acting as or appointed by the successor agent under the New Opco Credit Agreement; (ii) the Propco Agent Member may assign all, and not less than all, of its Membership Interest to a successor designee which is acting as or appointed by the successor agent under the New Propco Credit Agreement; and (iii) the Propco Member shall be permitted to pledge or hypothecate any or all of its Membership Interest to the Propco Agent Member or any other lender to the Propco Member or any agent acting on such lender’s behalf, and any Transfer of such Membership Interest pursuant to any such lender’s (or agent’s) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval required hereunder. Upon the exercise of remedies in connection with such pledge or hypothecation, (a) such lender (or agent)

or Transferee of such lender (or agent), as the case may be, shall become a Member under this Agreement and shall succeed to all of the rights, including the right to participate in the management of the business of the Company, and shall be bound by all of the obligations of a Member under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) without complying with any other procedures set forth in this Agreement, and following such exercise of remedies, the Propco Member shall cease to be a Member and shall have no further rights or obligations under this Agreement. The execution and delivery of this Agreement by a Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Section 19. This Section 19 may not be amended or modified so long as the Propco Member’s Membership Interest is subject to a pledge or hypothecation without the pledgee’s (or the transferee of such pledgee’s) prior written consent. In addition to the foregoing, if either the New Propco Credit Agreement or the New Opco Credit Agreement is refinanced in full through a replacement or successor agreement, then such refinancing shall not constitute a Fundamental Event and such replacement or successor agreement shall be deemed to constitute the New Propco Credit Agreement or New Opco Credit Agreement, as applicable, for purposes of this Agreement. Subject to the preceding provisions of this Section 19 and subject to Section 21, any permitted transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its Membership Interest in the Company pursuant to this Section 19, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation or which otherwise succeeds to the assets and liabilities of a Member as a whole by way of an assignment of substantially all assets of the applicable Member shall, without further act, be a Member hereunder, and such merger or consolidation or succession by assignment of substantially all assets shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 20.            Resignation and Removal.

Except pursuant to Section 10, upon the occurrence of a Fundamental Event, none of the Members may resign or be removed as a member of the Company.

Section 21.            Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the unanimous written consent of all the Members.

Section 22.            Dissolution.

(a)           Subject to Section 9(f), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, and (ii) the entry of a decree of judicial dissolution under NRS 86.495.

Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b)           Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause a Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)           Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member, or the occurrence of an event that causes a Member to cease to be a member of the Company.

(d)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in NRS 86.521.

(e)           The Company shall have perpetual existence except that Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the articles of dissolution shall have been filed in the office of the Secretary of State of the State of Nevada in the manner required by the Act.

Section 23.            Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The Membership Interest of the Members in the Company is personal property.

Section 24.            Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Members. Except as provided in Section 17 with respect to the rights of New Opco to receive certain information, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 27).

Section 25.            Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 26.            Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 27.            Binding Agreement.

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 19, 20, 21, 22, 24, 27 and 29, constitutes a legal, valid and binding agreement of the Members.

Section 28.            Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Nevada (without regard to conflict of laws principles), all rights and remedies hereunder being governed by said laws.

Section 29.            Amendments.

Subject to Section 9(f), this Agreement may be modified, altered, supplemented or amended by the unanimous written consent of all the Members.

Section 30.            Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 31.            Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Members, to a Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 32.            Certificates; Evidence of Ownership.

(a)           The Company may issue to any Member a Membership Certificate to evidence such Member’s interest. Such Membership Certificate shall be signed by an officer of the Company, which signature may be a facsimile thereof. In case the officer of the Company who has signed or whose facsimile signature has been placed on such Membership Certificate shall have ceased to be an officer of the Company before such Membership Certificate is issued, it may be issued by the Company with the same effect as if such person were an officer of the Company at the time of its issue.

(b)           Each member’s interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Nevada (the “NVUCC”) (including NRS 104.8102(1)(n)), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the NVUCC, such provision of Article 8 of the NVUCC shall be controlling. Each Membership Certificate evidencing an interest in the Company shall bear the following legend:

“This Certificate evidences a member’s interest in NP IP Holdings LLC and shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Nevada (including Nevada Revised Statutes 104.8102(1)(n)), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.”

No change to this provision shall be effective until all outstanding Membership Certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

(c)           The Company shall issue a new Membership Certificate in place of any Membership Certificate previously issued if the holder of the member’s interests in the Company represented by such Membership Certificate, as reflected on the books and records of the Company:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Membership Certificate has been lost, stolen or destroyed;

(ii)                                  requests the issuance of a new Membership Certificate before the Company has notice that such previously issued Membership Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Membership Certificate; and

(iv)          satisfies any other reasonable requirements imposed by the Company..

Section 33.            Effectiveness.

Pursuant to NRS 86.286(2), this Agreement shall be effective as of the Effective Date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Operating Agreement as of Effective Date.

MEMBER:

STATION CASINOS LLC

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Executive Vice President

[NP IP HOLDINGS — OPERATING AGREEMENT]

DEUTSCHE BANK AG CAYMAN
ISLANDS BRANCH, as Propco Agent Member

By:	/s/ Robert W. Pettinato, Jr.
Name:	Robert W. Pettinato, Jr.
Title:	Managing Director

By:	/s/ John K. Beacham
Name:	John K. Beacham
Title:	Director

Signature Page to Amended and Restated Operating Agreement of NP IP Holdings LLC

DEUTSCHE BANK AG CAYMAN
ISLANDS BRANCH, as Opco Agent Member

By:	/s/ David J. Crescenzi
	Name:	David J. Crescenzi
	Title:	Managing Director

By:	/s/ Benjamin Souh
	Name:	Benjamin Souh
	Title:	Vice President

SCHEDULE A

Definitions

A.            Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Articles” means the Articles of Organization of the Company filed with the Secretary of State of the State of Nevada on August 17, 2010, as amended or amended and restated from time to time.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of June 7, 2010, by and among SCI, those subsidiaries of SCI listed in Annex I thereto and FG Opco Acquisitions LLC, as has been and as may be amended, modified or supplemented from time to time.

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (b) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended, for purposes of this Agreement, to replace and shall supersede and replace the definition of “Bankrupt” set forth in NRS 86.031.

“Basic Documents” means (i) this Agreement, (ii) the Intellectual Property Transfer Agreements, (iii) the New Opco Credit Agreement, (iv) the New Propco Credit Agreement, (v), the New Propco License Agreement, (vi) the New Opco License Agreements and (vi) all documents and certificates contemplated thereby or delivered in connection therewith.

“Company” has the meaning set forth in the preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, general partnership interests or voting member’s interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Effective Date” has the meaning set forth in the preamble.

“Fundamental Event” means (A) with respect to the Opco Agent Member, the earlier of (i) payment in full of the Obligations and termination of all commitments to lend under the New Opco Credit Agreement, or (ii) the expiration of the Transition Period (as defined in the Transition Services Agreement, dated as of the date hereof, by and among FE Opco Management LLC, New Propco and New Opco) and (B) with respect to the Propco Agent Member, the payment in full of all obligations and termination of all commitments to lend under the New Propco Credit Agreement; provided, that if either the New Propco Credit Agreement or the New Opco Credit Agreement is refinanced in full through a replacement or successor agreement, then such refinancing shall not constitute a Fundamental Event as more fully set forth in Section 19.

“Intellectual Property Transfer Agreements” means, collectively, the three Intellectual Property Transfer Agreements, dated as of the date hereof, by and between (i) SCI and the Company, pursuant to which the Company acquired the Licensed IP, (ii) SCI and New Opco, and (iii) SCI and New Propco Member.

“Licensed IP” means, collectively, the Licensed IP, as defined in the New Propco License Agreement, the Licensed IP (as defined in the New Opco IP License Agreement) and the Licensed Marks, (as defined in the New Opco Trademark License Agreement), including without limitation the items set forth on Schedule C attached hereto.

“Material Action” means to (i) consolidate or merge the Company with or into any Person (whether or not such merger or consolidation is with or into a wholly owned subsidiary corporation or a merger solely to effect a change in domicile), (ii) sell, convey or otherwise dispose of in any manner, including by exclusive license (or agree in writing to do the same), all or a material portion of the property, rights or assets of the Company other than pursuant to the New Propco License Agreement or the New Opco License Agreements, (iii) sell, convey or otherwise dispose of in any manner, including by exclusive license (or agree in writing to do the same), any rights in the Licensed IP other than pursuant to the New Propco License Agreement or the New Opco License Agreements, (iv) engage in any transaction with any Affiliate other than pursuant to the New Propco License Agreement or the New Opco License Agreements, (v) institute any proceeding to have the Company adjudicated bankrupt or insolvent, (vi) consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, (vii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (viii) consent to substantive consolidation of the Company, (ix) make any assignment for the benefit of creditors of the Company, (x) admit in writing the Company’s inability to pay its debts generally as they become due, (xi) take any action that might reasonable be expected to cause the Company to become insolvent, (xii) to the fullest extent permitted by law, dissolve or liquidate the Company, or (xiii) take action in furtherance of any of the foregoing. Notwithstanding anything in this definition or the Agreement to the contrary, a “Material Action” shall not include any grant by the Company of a non-exclusive license of rights in or under the Licensed IP to a Member or any third-party, in each case, that are not in conflict with either the New Propco License Agreement or the New Opco License Agreement.

“Members” has the meaning set forth in the preamble, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member (as defined in NRS 86.081) of the Company.

“Membership Interest” means all of the rights, powers, obligations and duties of a Member of the Company, including, but not limited to, any right to receive distributions and all voting rights permitted to a Member under this Agreement or the Act.

“New Opco” means NP Opco LLC, a Nevada limited liability company.

“New Opco Credit Agreement” means the Credit Agreement, dated as of the date hereof, among New Opco, as borrower, the financial institutions party thereto as lenders and Deutsche Bank Trust Company Americas, as Administrative Agent, as the same may be modified, amended or otherwise restated from time to time, and, to the extent provided in Section 19, shall include any agreement providing for the refinancing in full of the indebtedness under such agreement.

“New Opco IP License Agreement” means that certain IP Holdco to Opco IP License Agreement, dated as of the date hereof, by and between the Company and New Opco.

“New Opco IP License Agreements” means, collectively, the New Opco IP License Agreement and the New Opco Trademark License Agreement.

“New Opco Trademark License Agreement” means that certain IP Holdco to Opco Trademark License Agreement, dated as of the date hereof, by and between the Company and New Opco.

“New Propco” means Station Casinos LLC, a Nevada limited liability company.

“New Propco Member” has the meaning set forth in the preamble.

“New Propco Credit Agreement” means the Credit Agreement, dated as of the date hereof, among New Propco, as borrower, the financial institutions party thereto as lenders and Deutsche Bank AG, New York Branch, as Administrative Agent, as the same may be modified, amended or otherwise restated from time to time, and, to the extent provided in Section 19, shall include any agreement providing for the refinancing in full of the indebtedness under such agreement.

“New Propco License Agreement” means that certain IP Holdco to Propco License Agreement, dated as of the date hereof, by and between the Company and New Propco.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Obligations” means the indebtedness, liabilities and obligations of New Opco under or in connection with the New Opco Credit Agreement or any related document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

“Officer’s Certificate” means a certificate signed by any Officer of the Company who is authorized to act for the Company in matters relating to the Company.

“Opco Agent Member” has the meaning set forth in the preamble.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Propco Agent Member” has the meaning set forth in the preamble.

“Records Office” means an office of the Company in Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS 86.241, except that in lieu of keeping a list of members at the Records Office, the Company may keep a statement with the registered agent, setting forth the name and address of the custodian of such records.

“SCI” means Station Casinos, Inc., a Nevada corporation.

“Special Members” means the Opco Agent Member and the Propco Agent Member, each of which is a noneconomic member (as defined in the Act) holding a Voting Percentage. The Members agree that because the Special Members have no economic interest in the Company that the Special Members shall not be treated as partners in the Company for federal income tax purposes.

“Voting Percentage” of any Member means the percentage representing such Member’s right to vote on all matters on which Members may vote under the Act or this Agreement.

B.            Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

		Distribution &
		Allocation
		Percentage	Voting
Name	Mailing Address	Interest	Percentage
Station Casinos LLC	1505 S. Pavilion Center Drive	100%	80%
	Las Vegas, NV 89135

Deutsche Bank AG	60 Wall Street	0%	10%
Cayman Islands Branch,	New York, NY 10005
as Propco Agent Member	Attn: Robert Pettinato

Deutsche Bank AG	60 Wall Street	0%	10%
Cayman Islands Branch,	New York, NY 10005
as Opco Agent Member	Attn: Mary Kay Coyle

SCHEDULE C

Licensed IP

U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
$100,000 BONUS COUNTDOWN COVERALL 5 95 (and design)	41	3534904	11/18/2008
ALWAYS YOUR BEST BET	41	2927333	02/22/2005
BET BETTER	41	3626342	05/26/2009
BET BETTER (and design)	41	3626438	05/26/2009
BIG 3 BINGO	41	3434449	05/27/2008
BOARDING PASS	41	2083905	07/29/1997
BOARDING PASS REWARDS	41	2617317	09/10/2002
BOULDER STATION	42	1661188	10/15/1991
BOULDER STATION	41	1634453	02/05/1991
BOUNCE BACK BONUS!	41	2746828	08/05/2003
CABO	41	2579020	06/11/2002
CAR A DAY IN MAY GIVEAWAY (and design)	41	1850941	08/23/1994
CAR-A-DAY	41	2085185	08/05/1997
DAILY SUPER SWIPE GIVEAWAY	41	3736395	01/12/2010
EARN ‘N PLAY BONUS DAYS	41	3905471	01/11/2011
FAMOUS FOR WINNERS	41	3828210	08/03/2010
FEAST AROUND THE WORLD	42	2168341	06/23/1998
FEAST BUFFET	43	3555873	01/06/2009
FEAST BUFFET (and design)	43	3555901	01/06/2009
FOOTBALL FRENZY	41	2746368	08/05/2003
GREAT HANDS $10,000 HOLD’EM BONUS CHALLENGE AAAJJ (and design)	41	3376109	01/29/2008
JOKERS GONE WILD	41	1788564	08/17/1993
JUMBO BINGO	41	2848825	06/01/2004
JUMBO BLACKJACK	41	3382302	02/12/2008
JUMBO HOLD`EM POKER PROGRESSIVE	41	3001950	09/27/2005
JUMBO HOLD `EM POKER PROGRESSIVE (and design)	41	3456662	07/01/2008
JUMBO JACKPOT	41	3618956	05/12/2009
JUMBO JACKPOT MY CARD BONUS (and design)	41	3610004	04/21/2009
JUMBO JACKPOT BOARDING PASS BONUS (and design)	41	3053536	01/31/2006
JUMBO KENO	41	3029709	12/13/2005
JUMBO PENNY	41	2889937	09/28/2004
JUMBO RACE JACKPOT	41	3267998	07/24/2007
JUMBO REEL	41	3797404	06/01/2010
JUMBO REEL CASH BONUS (and design)	41	3839027	08/24/2010
JUMBO ROYALS	41	3915954	02/08/2011

KENO TO GO	41	3391916	03/04/2008
KENOMANIA	41	1634451	02/05/1991
LAST MAN STANDING	41	3355895	12/18/2007
LOCALS FAVORITE	41	2901067	11/09/2004
LUXE VEGAS	41	3396567	03/11/2008
MARCH IN DRIVE OUT	41	2433618	03/06/2001
MILLION $ BINGO (and design)	41	3506777	09/23/2008
MY CARD	41	3597437	03/31/2009
MY REWARDS	41	3597438	03/31/2009
MY REWARDS MY WAY	41	3660807	07/28/2009
MY STATION	35	3943530	04/12/2011
MY VACATION	41	3835007	08/17/2010
MY VACATION	44	3835008	08/17/2010
MY WAY	41	3654710	07/14/2009
PALACE STATION HOTEL-CASINO (and design)	41	1494589	6/28/1988
PALACE STATION HOTEL-CASINO (and design)	42	1494641	6/28/1988
PALACE STATION HOTEL-CASINO (and design)	35	1494471	6/28/1988
PALACE STATION (stylized)	35	1479936	3/8/1988
PALACE STATION (stylized)	41	1480097	3/8/1988
PALACE STATION (stylized)	42	1491647	6/7/1988
PERSONAL PROGRESSIVE	41	2948392	05/10/2005
POINT. CLICK. CHILL...	41	3582178	03/03/2009
POINT. CLICK. CHILL...	43	3394631	03/11/2008
RAINING REWARDS	41	2746827	08/05/2003
RED ROCK STATION	25	2931043	3/8/2005
RED ROCK STATION	35	2976428	7/26/2005
RED ROCK STATION	41	2845193	5/25/2004
RED ROCK STATION	42	3076981	4/4/2006
REVERSIBLE ROYALS	41	1634452	02/05/1991
SANTA FE STATION	41	2592683	07/09/2002
SANTA FE STATION	42	2568347	05/07/2002
SOCIAL CLICK	45	3932255	03/15/2011
SPORTS CONNECTION	41	3626090	05/26/2009
STATION CASINOS SPORTS CONNECTION (and design)	41	3626343	05/26/2009
STATION CASINOS	42	1863360	11/15/1994
STATION CASINOS	41	1864405	11/22/1994
STATION CASINOS	25	2224338	02/16/1999
STATION REWARDS	41	3029595	12/13/2005
SUNSET STATION	21	2087587	8/12/1997
SUNSET STATION	25	2106796	10/21/1997
SUNSET STATION	41	2793353	12/16/2003
SUNSET STATION	42	2793354	12/16/2003
TEXAS STATION	41	2085735	08/05/1997
TEXAS STATION	35, 42	2129911	01/20/1998
TEXAS STATION GAMBLING HALL & HOTEL	41	2097143	09/16/1997
TEXAS STATION GAMBLING HALL & HOTEL	42	2121064	12/16/1997
THE FEAST	42	1920433	09/19/1995

THE FEAST (and design)	42	1661178	10/15/1991
THE GREAT GIVEAWAY	41	2266731	08/03/1999
THE MIDNIGHT FEAST (and design)	42	1653993	08/13/1991
TRIPLE DOWN	41	3565316	01/20/2009
TRIPLE PAY DEUCES WILD POKER	41	1788560	08/17/1993
TURF GRILL	41, 43	3290343	09/11/2007
WIN WITHOUT WINNING	41	2827502	03/30/2004
XTRA “PLAY CASH”	41	2660649	12/10/2002

U.S. Trademark Applications

Mark	Class(es)	Application No.	Filing Date
BOULDER STATION	41	85/283,931	04/01/2011
BOULDER STATION	43	85/283,998	04/01/2011
DETOX/RETOX	43	77/624,741	12/02/2008
DETOX/RETOX	41	77/624,819	12/02/2008
DETOX/RETOX	44	77/624,749	12/02/2008
DURANGO STATION	35	77/481,768	05/22/2008
DURANGO STATION	43	77/499,076	06/13/2008
DURANGO STATION	41	85/066,836	06/18/2010
JUMBO CASH WHEEL	41	77/919,502	01/25/2010
JUMBO TO GO	41	85/287,167	04/05/2011
MOUNT ROSE STATION	25	85/053,294	06/02/2010
MOUNT ROSE STATION	35	85/053,286	06/02/2010
MY PLAY	41	77/381,463	01/26/2008
MY STATION	41	77/640,989	12/29/2008
MY VACATION	43	77/918,713	01/23/2010
NIGHTLIFE STATION	41	85/163,698	10/28/2010
POINT. CLICK. CONVENE.	43	77/895,617	12/17/2009
POINT. CLICK. CONVENE.	45	77/895,601	12/17/2009
POINT. CLICK. DINE.	43	77/896,748	12/18/2009
POINT. CLICK. DINE.	45	77/893,834	12/15/2009
POINT. CLICK. PAMPER.	44	77/895,581	12/17/2009
POINT. CLICK. PAMPER.	45	77/895,546	12/17/2009
POINT. CLICK. PLAY.	45	77/893,847	12/15/2009
POINT. CLICK. PLAY.	41	77/893,873	12/15/2009
POINT. CLICK. RELAX.	44	77/893,932	12/15/2009
POINT. CLICK. RELAX.	45	77/893,947	12/15/2009
POINT. CLICK. STAY.	43	77/893,994	12/15/2009
POINT. CLICK. STAY.	45	77/893,985	12/15/2009
POINT. CLICK. SAVE.	41	85/287,135	04/05/2011
POINT. CLICK. SAVE.	43	85/287,125	04/05/2011
POINT. CLICK. SAVE.	44	85/287,110	04/05/2011
POINT. CLICK. TASTE	43	77/895,656	12/17/2009
POINT. CLICK. TASTE	45	77/895,640	12/17/2009
TERRA VINO	41	85/225,785	01/25/2011

Mark	Class(es)	Application No.	Filing Date
TERRA VINO	43	85/224,978	01/24/2011
WE LOCALS (and design)	25	85/288,139	04/06/2011
WE LOCALS (and design)	35	85/288,232	04/06/2011
WE LOCALS (and design)	41	85/288,297	04/06/2011
WE LOCALS (and design)	43	85/288,283	04/06/2011
WE LOCALS (and design)	44	85/288,251	04/06/2011
WE LOVE LOCALS	41	85/212,834	01/07/2011
WE LOVE LOCALS	43	85/212,826	01/07/2011
WE LOVE LOCALS	44	85/212,815	01/07/2011

State Trademark Registrations

Mark	State	Reg. No.	Reg. Date
$1.6 MILLION WINFALL OF CASH	NV	E0649812009-3	12/11/2009
$100,000 BINGO COUNTDOWN COVERALL (and design)	NV	SM00360895	12/07/2004
$100,000 BINGO COUNTDOWN COVERALL (and design)	NV	SM00360896	12/07/2004
$100,000 BINGO COUNTDOWN COVERALL (and design)	NV	SM00360897	12/07/2004
$100 GET-IT-BACK GUARANTEE	NV	E0421292008-4	06/30/2008
BET BETTER	NV	E0629602008-3	10/03/2008
BEYOND THE BEST	NV	SM00290976	05/15/1997
BEYOND THE BEST	NV	SM00290977	05/15/1997
BIG 3 BINGO	NV	E0083932006-0	02/06/2006
BIG 3 BINGO	NV	E0083882006-3	02/06/2006
BIG 3 BINGO	NV	E0083912006-8	02/06/2006
BOARDING PASS	NV	SM00290326	08/21/1996
BOARDING PASS REWARDS	NV	SM00330730	03/13/2001
BOULDER STATION	NV	SM00230433	03/09/1990
BOULDER STATION	NV	SM00230432	03/09/1990
BOUNCE BACK BONUS!	NV	SM00350134	12/02/2002
CABO (and design)	NV	SM00300793	03/09/1998
CABO (and design)	NV	TM00300791	03/09/1998
CABO (and design)	NV	TM00300792	03/09/1998
CAR-A-DAY	MN	20,691	05/07/1993
CAR A DAY GIVEAWAY	NV	SM00190856	10/02/1985
CAR A DAY IN MAY GIVEAWAY	NV	SM00190782	08/19/1985
CAR-A-DAY IN MAY	MN	20,672	04/30/1993

Mark	State	Reg. No.	Reg. Date
CAR-A-DAY IN MAY GIVEAWAY (and design)	MN	20,673	04/30/1993
DETOX/RETOX	NV	E0031512010-4	01/22/2010
DETOX/RETOX	NV	E0042582010-4	01/22/2010
DETOX/RETOX	NV	E0651682009-0	12/17/2009
EVERYONE WINS!	NV	E0348062007-6	05/15/2007
FAMOUS FOR WINNERS!	NV	SM00290463	10/23/1996
FEAST AROUND THE WORLD	CA	58004	08/05/2003
FEAST AROUND THE WORLD (and design)	NV	SM00360744	09/30/2004
FEAST AROUND THE WORLD (and design)	NV	SM00360745	09/30/2004
FEAST AROUND THE WORLD (and design)	NV	SM00360746	09/30/2004
FEAST BUFFET	NV	E0343702006-8	05/08/2006
FEAST BUFFET	NV	E0346122006-1	05/08/2006
FEAST BUFFET	NV	E0346632006-2	05/08/2006
FOOTBALL FRENZY	NV	SM00340256	09/21/2001
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	NV	SM00340511	02/21/2002
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	NV	SM00340512	02/12/2002
KENOMANIA	NV	SM00230436	03/09/1990
JOKERS GONE WILD	NV	SM00250798	12/17/1992
JUMBO BINGO	NV	SM00350484	04/30/2003
JUMBO BINGO PROGRESSIVE	NV	SM00340072	07/17/2001
JUMBO HOLD’EM POKER PROGRESSIVE	NV	SM00350522	05/07/2003
JUMBO JACKPOT	NV	SM00350467	04/18/2003
JUMBO KENO	NV	E0879832005-9	12/20/2005
JUMBO KENO	NV	E0879862005-2	12/20/2005
JUMBO KENO	NV	E0880022005-5	12/20/2005
JUMBO MILLION DOLLAR BINGO GAME	NV	E0267732010-4	05/26/2010
JUMBO PENNY	NV	SM00360499	06/25/2004
LAST MAN STANDING	NV	E0332862007-4	05/10/2007
LIGHTNING FAST CASH	NV	E0258442011-9	05/04/2011
LOCAL’S FAVORITE	NV	SM00340686	04/16/2002
LOCAL’S FAVORITE	NV	SM00340687	04/16/2002
MARCH MAYHEM	NV	E0275532005-3	05/10/2005
MARCH MAYHEM	NV	E0275602005-2	05/10/2005
MARCH MAYHEM	NV	E0275642005-6	05/10/2005
MILLION $ BINGO	NV	E0042512008-3	01/17/2008
MY CARD	NV	E0129702008-0	02/25/2008
MY REWARDS	NV	E0129682008-6	02/25/2008

Mark	State	Reg. No.	Reg. Date
NO JACKPOTS REQUIRED!	NV	SM00310076	06/29/1998
ODDBALL BINGO	NV	SM00300811	03/10/1998
ONE CARD DOES IT ALL!	NV	SM00330188	08/21/2000
PALACE STATION	NV	SM00210229	07/28/1987
PALACE STATION	NV	TN00180796	12/05/1983
PALACE STATION (logo)	NV	SM00210230	07/28/1987
PALACE STATION CASINO	NV	TN00180795	12/05/1983
PALACE STATION CASINO (and design)	NV	SM00190042	04/16/1984
PAYCHECK BONANZA PLUS	NV	SM00330359	10/18/2000
POINT. CLICK. CONNECT.	NV	E0210042011-5	04/12/2011
PUT YOUR MONEY ON THE SPORTS THAT MATTER	NV	E0629572008-8	10/03/2008
RED ROCK STATION	NV	SM00360831	10/21/2004
RED ROCK STATION	NV	SM00360832	10/21/2004
RED ROCK STATION	NV	SM00360833	10/21/2004
REVERSIBLE ROYALS	NV	SM00230437	03/09/1990
SANTA FE STATION	NV	SM00330325	10/11/2000
SPORTS CONNECTION	NV	E0601942008-1	09/10/2008
STATION CASINOS	NV	SM00260089	03/22/1993
STATION CASINOS	NV	SM00260090	03/22/1993
SUNSET STATION	NV	SM00290407	09/23/1996
SUNSET STATION	NV	SM00290408	09/23/1996
THE FEAST	NV	SM00240184	01/14/1991
THE GRAND CAFÉ	NV	E0293212005-7	05/16/2005
THE GRAND CAFÉ	NV	E0293252005-1	05/16/2005
THE GRAND CAFÉ	NV	SM00360395	05/11/2004
TEXAS STATION	NV	SM00290164	07/16/1996
TEXAS STATION	NV	SM00290165	07/16/1996
TEXAS STATION GAMBLING HALL & HOTEL	NV	SM00290162	07/16/1996
TEXAS STATION GAMBLING HALL & HOTEL	NV	SM00290163	07/16/1996
TRIPLE PAY DEUCES WILD	NV	SM00250804	12/17/1992
TURF GRILL	NV	E0346602006 9	05/08/2006
TURF GRILL	NV	E0346612006 0	05/08/2006
WE (HEART SHAPE) LOCALS	NV	E0074122011-9	01/21/2011
WE (HEART SHAPE) LOCALS	NV	E0064952011-6	01/21/2011
WE (HEART SHAPE) LOCALS	NV	E0196392011-7	04/06/2011
WIN WITHOUT WINNING	NV	SM00350538	05/14/2003

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U.S. Patents

Title	Pat. No.
Method and system for remote gaming	7,731,586
Paging system and location verification for remote access to wagering systems	7,690,995
Player tracking system for gaming tables	7,018,291
Player tracking system for gaming tables	6,672,589
Multi-property player tracking system	6,302,793

U.S. Patent Applications

Title	App. No.
Methods and devices for operating a modified Bingo game	11/999,544
Methods and devices for playing a modified Baccarat game	11/820,686
Method and system for operating a linked casino activity	12/082,879

Foreign Patent Applications

Title	App. No.
Method and devices for playing a modified Baccarat game (Macau)	I/812
Method and devices for playing a modified Baccarat game (Singapore)	2008-04650-0
Method and devices for playing a modified Baccarat game (Canada)	2,635,371
Method and devices for playing a modified Baccarat game (Australia)	2008-202639

Copyrights

Title	Reg. No.
Screen displays of Station Casinos Sports Connection Website	VA0001660925

1

SCHEDULE D

Form of Confidentiality Agreement

NP IP Holdings LLC (the “Company”)

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

[Date]

PRIVATE & CONFIDENTIAL

[Name of Inspector] (“you” or “your”)

[Address of Inspector]

[Address of Inspector]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Operating Agreement of NP IP Holdings LLC, dated as of [         ], 2011, by and among the Company, Deutsche Bank Trust Company Americas and Deutsche Bank AG Cayman Islands Branch (the “Operating Agreement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Operating Agreement.

Pursuant to Section 17 of the Operating Agreement, certain parties, upon written notice, have the right upon reasonable notice and during the usual hours for business to have access to books, records and documents of the Company. Section 17 of the Operating Agreement provides that the rights of each such party thereunder are subject to each such party entering into a confidentiality agreement with the Company.

Accordingly, as a condition to such access and information being made available to you or your Affiliates or your or your Affiliates’ representatives, auditors and regulators (collectively, “Representatives”), you agree to treat any information concerning the Company, its Affiliates and their respective subsidiaries and any other information (whether prepared by the Company, its representatives or otherwise and irrespective of the form of communication) that is or was made available to you or your Affiliates or your or your Affiliates’ Representatives on or after the date hereof by or on behalf of the Company pursuant to this confidentiality agreement (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this confidentiality agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Confidential Information” also shall be deemed to include those portions of all notes, analyses, compilations, records, reports, studies, interpretations or other documents (irrespective of the form of communication) prepared by you or your Affiliates or your or your Affiliates’ Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to you or your Affiliates or your or your Affiliates’ Representatives pursuant hereto. The term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Affiliates or your or your Affiliates’ Representatives in violation of this confidentiality agreement, (b) was or becomes available to you or any of your Affiliates or any of your or their Representatives on a non-confidential basis from a source other than any Company, provided such other source is not known by you after reasonable inquiry to be bound by a confidentiality obligation to any Company, (c) is already in your possession or the possession of one of your Affiliates or (d) is

1

information that you or one of your Affiliates has the right to receive pursuant to the terms of any agreement with the Company (other than this confidentiality agreement and the Operating Agreement).

You hereby agree that you or your Affiliates or your or your Affiliates’ Representatives shall review, possess and use the Confidential Information solely for the purpose of evaluating your direct and indirect equity holdings in the Company, and, without limiting the foregoing, you agree that the Confidential Information will not be used knowingly in any way that is for competitive purposes or to obtain any commercial advantage with respect to the Company or any of its Affiliates. You agree that the Confidential Information will be kept confidential and that you, your Affiliates, your Representatives and your Affiliates’ Representatives will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent, (ii) you may disclose Confidential Information in connection with any claim, action or proceeding brought by or otherwise involving you or any of your Affiliates relating to the Company and (iii) any of such information may be disclosed to your Affiliates or your or their Representatives who (A) need to know such information for the sole purpose of assisting you in evaluating your direct and indirect equity holdings in the Company; (B) are informed by you of the confidential nature of the Confidential Information; and (C) are directed by you to maintain the confidentiality of the Confidential Information. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information and you shall be fully responsible for any conduct by any of your Representatives that would constitute a breach of this confidentiality agreement had such Representative been a party to this confidentiality agreement (such conduct being hereinafter described as a “breach” by your Representative). Upon becoming aware of any breach or threatened breach of this confidentiality agreement, you agree to give prompt written notice of such breach or threatened breach to the Company.

In the event that any of you, your Affiliates, your Representatives or your Affiliates’ Representatives are requested or required by applicable law or regulation (including, without limitation by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar or equivalent process) to disclose any of the Confidential Information, you shall provide (unless precluded by applicable law or regulation) the Company with prompt written notice (to the attention of the General Counsel, at the address set forth on the first page of this confidentiality agreement) of any such request or requirement so that the Company may seek a protective order or other appropriate remedy, at the Company’s sole cost and expense, consult with you with respect to taking steps to resist or narrow the scope of such request or legal process and/or waive compliance, in whole or in part, with the provisions of this Confidential Information. If, in the absence of a protective order or other remedy or the receipt of a waiver by Confidential Information, you or any of your Representatives are nonetheless, based on the advice of your or your Representatives’ respective legal counsel (which may be internal counsel), legally required to disclose Confidential Information, you or your Representative may, without liability hereunder, disclose only that portion of such Confidential Information that you reasonably believe is legally required to be disclosed, provided that you exercise your commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding anything in this confidentiality agreement to the contrary, you and your Affiliates and your and their respective Representatives may disclose Confidential Information, upon request, to any bank or other regulatory body or agency, provided that such request is in connection with an examination of you or any of your Affiliates conducted by such bank or other regulatory body or agency, without providing prior written notice to the Company or otherwise complying with the requirements of this paragraph.

2

You acknowledge that you, your Affiliates, your Representatives or your Affiliates’ Representatives may receive material non-public information in connection with the rights afforded to you pursuant to Section 17 of the Operating Agreement and you are aware that state and federal laws, including United States securities laws, may impose restrictions on the dissemination of such information and trading in securities when in possession of such information.

You understand, acknowledge and agree that neither the Company nor any of its representatives (including without limitation any of the Company’s managers/directors, officers, employees, or agents) (i) except to the extent provided in any other agreement to which you or one of your Affiliates is a party, make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information (including, but not limited to, any statements, projections and estimates with respect to the anticipated future performance of the Company); (ii) except to the extent provided in any other agreement to which you or one of your Affiliates is a party, have any liability to you, your Affiliates, your Representatives or your Affiliates’ Representatives relating to or resulting from the review, possession or use of the Confidential Information or any errors therein or omissions therefrom except for any intentional omissions or misstatements therein; and (iii) have any obligation under this confidentiality agreement to update, modify or otherwise amend any of the Confidential Information.

Except as expressly provided in any agreement between the Company and you or any of your Affiliates with respect to any Confidential Information, and only to the extent so expressly provided, all Confidential Information will be and will remain solely the property of the Company. At any time you cease to be a Member of the Company, upon the request of the Company for any reason or no reason, you will promptly deliver to the Company or, at your option, destroy all Confidential Information, including, without limitation, all copies, reproductions, summaries, analyses, extracts or other documents or records based on, derived from or otherwise reflecting such Confidential Information, and all such Confidential Information that is electronically stored, and you will cause your Affiliates, your Representatives and your Affiliates’ Representatives to deliver or destroy all Confidential Information in their possession, it being understood that neither you, your Affiliates, your Representatives nor your Affiliates’ Representatives will be required to erase electronically stored Confidential Information that has been saved to a back-up file in accordance with your, your Affiliates’, your Representatives’ or your Affiliates’ Representatives’ ordinary document retention policy or applicable law and provided that you, your Affiliates and your and your Affiliate’s Representatives may retain a hard copy of any Confidential Information in accordance with such person’s ordinary document retention policy or applicable law. The destruction of Confidential Information shall be certified in writing to us by the authorized signatory supervising such destruction upon the Company’s written request. Notwithstanding the return or destruction of the Confidential Information, you and the conduct of your Affiliates, your Representatives or your Affiliates’ Representatives will continue to be subject to the obligations of confidentiality and other obligations as set forth herein.

To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters and it is the Company’s and your desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this confidentiality agreement and that each party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be

3

deemed to be the exclusive remedies for a breach by any party or any of its Representatives of this confidentiality agreement but shall be in addition to all other remedies available at law or equity. Without limiting the foregoing, in the event of litigation relating to this confidentiality agreement, the prevailing party shall be entitled to its reasonable legal fees incurred in connection with such litigation, including any appeal therefrom.

This confidentiality agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware without regard to its conflict-of-laws principles. Any dispute, claim or controversy arising out of or relating to this confidentiality agreement that cannot be resolved amicably by the parties, including the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration pursuant to Section 349 of the Rules of the Court of Chancery of the State of Delaware if it is eligible for such arbitration. If the dispute claim or controversy is not eligible for such arbitration, it shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any AAA arbitration proceeding shall be conducted in the State of Delaware. The AAA arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction or other equitable relief. However, any party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

It is understood and agreed that no failure or delay by the Company or any of its representatives in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. The invalidity or unenforceability of any provision of this confidentiality agreement shall not affect the validity or enforceability of any other provisions of this confidentiality agreement, which shall remain in full force and effect. If any of the covenants or provisions of this confidentiality agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this confidentiality agreement.

No provision in this confidentiality agreement can be waived or amended except by written consent of both parties hereto, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

This confidentiality agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives; provided that no party may assign this confidentiality agreement without the prior written consent of the other party. Any attempted assignment without the other party’s consent will be void and invalid.

Notwithstanding anything in this confidentiality agreement to the contrary, your, your Affiliates and you and their respective Representatives obligations with respect to any information provided to you by the Company or any of its representatives pursuant to [that certain Credit Agreement, dated Credit Agreement, dated as of                , 2011, by and among New Propco, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the lenders party thereto][Credit Agreement, dated as of                 , 2011, by and among New Opco, Deutsche Bank Trust Company Americas, as administrative

4

agent, and the lenders party thereto] shall be governed by the terms thereof rather than the terms of this confidentiality agreement.

This confidentiality agreement contains the entire agreement between you and the Company concerning the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

5

Please confirm your agreement with the foregoing by signing and returning one copy of this confidentiality agreement to the undersigned, whereupon this confidentiality agreement shall become a binding agreement between you and the Company.

Very truly yours,

NP IP Holdings LLC

By:
Name
Title:

Accepted and agreed as of
the date first written above:

[Name of Inspector]

By:
Name:
Title: